CONSULTING AGREEMENT

This AGREEMENT is made as of the 4th day of October, 2013, by and between Novelos Therapeutics, Inc., a Delaware corporation, with its principal executive offices in Newton, Massachusetts and principal offices in Madison, Wisconsin (the “Company”), and Simon Pedder of Fort Mill, South Carolina (the “Consultant”).

WITNESSETH

WHEREAS, the Company and the Consultant desire to set forth the terms and conditions on which, from and after the Effective Date, (i) the Consultant shall render services to the Company, and (ii) the Company shall compensate the Consultant for such services;

NOW THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Consultant (individually a “Party” and together the “Parties”) agree as follows:

1. Term. This Agreement shall be effective on October 4, 2013 (the “Effective Date”) and end at the close of business on March 31, 2014. This Agreement may be terminated or extended at any time with the mutual consent of both parties. Either party may terminate this Agreement for any reason; provided, however, that the terminating party shall first provide written notice to the other party at least 15 days prior to the effective date of termination.

2. Consulting Services. The Consultant shall serve the Company as Acting Chief Executive Officer. In addition, concurrently with the Effective Date, the Consultant has been elected as a Director of the Company. In such positions, the Consultant shall have the duties, responsibilities and authorities as determined and designated from time to time by the board of directors, including, without limitation, management authority with respect to, and responsibility for, the overall day-to-day business and affairs of the Company (the “Consulting Services”). The Consultant shall serve under the direction and supervision of, and report to, the board of directors. Notwithstanding the above, the Consultant shall not be required to perform any duties and responsibilities which would result in noncompliance with or violation of any applicable law or regulation.

3. Independent Contractor. In furnishing the Consulting Services, the Consultant understands that he will at all times be acting as an independent contractor of the Company and, as such, will not be an employee of the Company and will not by reason of this Agreement or by reason of his Consulting Services to the Company be entitled to participate in or to receive any benefit or right under any of the Company’s employee benefit or welfare plans. The Consultant also will be responsible for paying all withholding and other taxes required by law to be paid as and when the same become due and payable.

4. Compensation. The compensation payable to the Consultant under this Agreement shall be as follows:

4.1. Consulting Fee. The Company shall pay the Consultant a consulting fee of $30,000 per month, payable in periodic installments in accordance with the Company’s usual practice, but no less frequently than monthly. Said consulting fee shall be inclusive of any Director’s fee to which the Consultant would otherwise be entitled and shall be prorated for actual days of service in any month in which this Agreement is terminated.

4.2. Equity Awards. The Company shall grant to the Consultant the following equity awards:

(a) An option to purchase up to 3,360,000 shares of the Common Stock, representing approximately five percent (5%) of the outstanding stock and stock options of the Company (the “5% Option”). The exercise price per share shall be equal to the closing market price on the date of grant. The option shall vest in four equal annual installments beginning on the first anniversary of the date of grant. The option shall be evidenced by an option agreement in substantially the form attached hereto as Exhibit A and Schedule I thereto (the “5% Option Agreement”); and

(b) An option to purchase up to 1,925,573 shares of the Common Stock, which option is intended to provide protection against dilution of the 5% Option (the “Anti-Dilution Option”) due to the issuance of shares of the Common Stock following the exercise of certain outstanding warrants to purchase the Common Stock. The exercise price per share shall be equal to the greater of $0.75 and the closing market price on the date of grant. The option shall be evidenced by an option agreement in substantially the form attached hereto as Exhibit A and Schedule II thereto (the “Anti-Dilution Option Agreement”).

4.3. Business Expenses. The Company shall reimburse the Consultant for all reasonable travel and other business expenses incurred by the Consultant in the performance of his duties and responsibilities, including transportation (both local and from home to office) and in connection with the Consultant’s general availability to work from the Company’s offices in Madison, Wisconsin, subject to such reasonable requirements with respect to substantiation and documentation as may be specified by the Company.

5. Service.

5.1. Extent of Service. The Consultant shall, subject to the direction and supervision of the board of directors, devote a mutually satisfactory amount of his time, his best efforts and business judgment, his skill and knowledge to the advancement of the Company’s interests and to the discharge of his duties and responsibilities hereunder; provided, however, that nothing herein shall be construed as preventing the Consultant from:

(a) investing his assets in such form or manner as shall not require any material services on his part in the operations or affairs of the companies or the other entities in which such investments are made;

(b) serving on the board of directors of or as a consultant to any other company, provided that he obtains the prior approval of a majority of the board of directors to serve on more than one other board to render any material services with respect to the operations or affairs of any such company; or

(c) engaging in religious, charitable or other community or non-profit activities which do not impair his ability to fulfill his duties and responsibilities under this Agreement.

6. Confidential Information. The Consultant understands that the Company continually obtains and develops valuable proprietary and confidential information concerning its technical and business affairs (the “Confidential Information”) which may become known to the Consultant in connection with the performance of the Consulting Services.

6.1. The Consultant acknowledges that all Confidential Information, whether or not in writing and whether or not labeled or identified as confidential or proprietary, is and shall remain the exclusive property of the Company or the third party providing such information to the Consultant or the Company. By way of illustration, but not limitation, Confidential Information may include inventions, trade secrets, technical information, know-how, research and development activities of the Company, product and marketing plans, customer and supplier information and information disclosed to the Company or to the Consultant by third parties of a proprietary or confidential nature or under an obligation of confidence. Confidential Information is contained in various media, including patent applications, research data and observations, computer programs in object and/or source code, technical specifications, notebooks, supplier and customer lists, internal financial data and other documents and records of the Company. Confidential Information also shall include all documents, records and other tangible items of any kind in which Confidential Information is stored, maintained or recorded or from which Confidential Information may be readily ascertained or derived (whether in the form of documents, correspondence, memoranda, books, records, files, notes, plans, reports, programs, drawings, sketches, designs, graphics, photographs, prints, mats, films, negatives, recordings, magnetic media, software (whether in source code or object code), disks, diskettes, CD, CD-ROM, electronic files or other media, charts, manuals, materials or any other medium. Such Confidential Information shall include all such information not generally known by the trade or public, even though such information has been disclosed to one or more third parties pursuant to publishing agreements, development agreements, distribution agreements, joint research agreements, confidentiality agreements, disclosure agreements or other agreements or collaborations entered into by any of the Company. The definition of Confidential Information applies equally to information acquired, learned, or disclosed prior to, simultaneously with, or after the date of this Agreement.

6.2. The Consultant agrees that the Consultant shall not, during the term of the Consultant’s engagement by the Company and thereafter, publish, disclose or otherwise make available to any third party any Confidential Information except as expressly authorized herein or in writing by the Company. The Consultant may disclose Confidential Information to (i) directors, employees, consultants and representatives of the Company, to (ii) accountants, financial advisors and legal counsel of the Consultant, who have a bona fide need to know such information and who are bound by an obligation not to use or disclose such information without authorization from the Company and to (iii) other parties that enter into confidentiality or non-disclosure agreements with the Company and to whom such Confidential Information will be disclosed for legitimate business purposes of the Company. The Consultant agrees that the Consultant shall use such Confidential Information only in the performance of the Consultant’s duties for the Company and in accordance with any Company policies with respect to the protection of Confidential Information. The Consultant agrees not to use such Confidential Information for the Consultant’s own benefit or for the benefit of any other person or business entity.

6.3. The Consultant agrees to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information in the Consultant’s possession and not to remove any materials containing Confidential Information from the Company’s premises except to the extent necessary to the Consultant’s performance of services for the benefit of the Company. Upon the termination of the Consultant’s engagement with the Company, or at any time upon the Company’s request, the Consultant shall return immediately to the Company any and all materials containing any Confidential Information then in the Consultant’s possession or under the Consultant’s control.

6.4. Confidential Information shall not include information which (i) is or becomes generally known within the Company’s industry or otherwise through no fault of the Consultant; (ii) was known to the Consultant at the time it was disclosed as evidenced by the Consultant’s written records in existence at the time of disclosure; (iii) is lawfully and in good faith made available to the Consultant by a third party who did not derive it from the Company and who imposes no obligation of confidence on the Consultant; or (iv) is required to be disclosed by a governmental authority or by order of a court of competent jurisdiction, provided that the Consultant shall cooperate with the Company at its expense in seeking to obtain all applicable governmental or judicial protection available for like material and provide reasonable advance notice to the Company.

7. Non-Competition. As long as the Consultant is retained by the Company and for a period of six (6) months after termination of this Agreement, the Consultant shall not, directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, or independent contractor of any company or business organization, (a) engage in any business activity which is directly or indirectly in competition with the business of the Company in the area of the development of drugs for the treatment or diagnosis of cancer based on cancer-targeting technologies (“Competitive Activity”) or (b) solicit or contact in connection with, or in furtherance of, a Competitive Activity any of the Company’s employees, consultants, agents, suppliers, customers, or prospects that were such with respect to the Company at any time during the one year immediately preceding the date of termination or that become such with respect to the Company at any time during the three (3) months immediately following the date of termination. The provisions of this Section 7 shall survive the termination of this Agreement. The Consultant represents and warrants that the covenant imposed by this Section 7 would not cause him an undue hardship.

8. Specific Performance. The Consultant agrees that any breach of Sections 6 or 7 of this Agreement by the Consultant could cause irreparable damage and that in the event of such breach the Company shall have, in addition to any and all remedies available at law or in equity, the right to an injunction, specific performance or other equitable relief to prevent the violation of the Consultant’s obligations hereunder.

9. Section 409A of the Code.

9.1. It is intended that this Agreement comply with or be exempt from Section 409A of the Code and the Treasury Regulations and IRS guidance thereunder (collectively referred to as “Section 409A”). Notwithstanding anything to the contrary in this Agreement, this Agreement shall, to the maximum extent possible, be administered, interpreted, and construed in a manner consistent with Section 409A (it being understood that the Company shall in no event have any obligation to indemnify the Consultant in respect of any taxes incurred under Section 409A). To the extent that any reimbursement, fringe benefit, or other, similar plan or arrangement in which the Consultant participates during the term of this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A, (a) the amount of expenses eligible for reimbursement provided to the Consultant during any calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Consultant in any other calendar year, (b) the reimbursements for expenses for which the Consultant is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit, and (d) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Consultant’s engagement shall be made unless and until the Consultant incurs a “separation from service” within the meaning of Section 409A. In the case of any amounts payable to the Consultant under this Agreement that may be treated as payable in the form of “a series of installment payments”, as defined in Treasury Regulation Section 1.409A-2(b)(2)(iii), the Consultant’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of such Treasury Regulation. If any paragraph of this Agreement provides for payment within a time period, the determination of when such payment shall be made within such time period shall be solely in the discretion of the Companies.

9.2. If the Consultant is a “specified employee” as determined pursuant to Section 409A as of the date of the Consultant’s termination of engagement and if any payment provided for in this Agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting the Consultant to additional tax, interest, or penalties under Section 409A, then any such payment shall be delayed until the earlier of (i) the date which is 6 months after the Consultant’s “separation from service” within the meaning of Section 409A for any reason other than death, or (ii) the date of the Consultant’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty, or interest pursuant to Section 409A. Any payment or benefit otherwise payable or to be provided to the Consultant upon or in the 6 month period following the Consultant’s “separation from service” that is not so paid or provided by reason of this Section 9 shall be accumulated and paid or provided to the Consultant in a single lump sum, as soon as practicable (and in all events within 15 days) after the date that is 6 months after the Consultant’s “separation from service” (or, if earlier, as soon as practicable, and in all events within 15 days, after the date the Consultant’s death).

10. Miscellaneous.

10.1. Conflicting Agreements. The Consultant hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder shall not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder.

10.2. Definition of “Person”. For purposes of this Agreement, the term “Person” shall mean an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

10.3. Withholding. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

10.4. Arbitration.

(a) Except for claims of fraud or intentional misrepresentation, which shall be filed in any state or federal court having jurisdiction over the parties, any claim regarding the Consultant’s ongoing relationship with the Company that is not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted in Chicago, Illinois before a single arbitrator (the “Arbitrator”) and shall be conducted in accordance with the American Arbitration Association Rules and Procedures unless specifically modified herein.

(b) The parties covenant and agree that the arbitration shall commence within 90 days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the Arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to six depositions as of right, and the Arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. There shall be no interrogatories or requirements for or response to requests for admission but the parties may require production of documents. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witnesses or experts. The Arbitrator’s decision and award shall be made and delivered within six (6) months of the selection of the Arbitrator. The Arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The Arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages in connection with any such arbitration.

(c) The parties covenant and agree that they will participate in the arbitration in good faith and that they will (i) bear their own attorneys’ fees, costs and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses charged by the Arbitrator. Any party unsuccessfully refusing to comply with an order of the Arbitrator shall be liable for costs and expenses, including reasonable attorneys’ fees, incurred by the other party in enforcing the award. In the case of temporary or preliminary injunctive relief any party may proceed in court prior to, during or after arbitration for the purpose of avoiding immediate and irreparable harm or to enforce its rights under any non-disclosure, confidentiality or non-competition covenants; provided, that the right to equitable relief by a court is not intended to derogate from this arbitration procedure.

10.5. Assignment; Successors and Assigns, etc. Neither the Company nor the Consultant may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party and without such consent any attempted transfer or assignment shall be null and of no effect; provided, however, that the Company may assign its rights under this Agreement without the consent of the Consultant in the event either Company shall hereafter effect a reorganization, consolidate with or merge into any other Person, or transfer all or substantially all of its properties or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Consultant, and their respective successors, executors, administrators, heirs and permitted assigns. In the event of the Consultant’s death prior to the completion by the Company of all payments due his under this Agreement, the Company shall continue such payments to the Consultant’s beneficiary designated in writing to the Company prior to his death (or to his estate, if he fails to make such designation).

10.6. Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.7. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

10.8. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Consultant at the last address the Consultant has filed in writing with the Company or, in the case of the Company, at its main office, attention of the board of directors.

10.9. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Consultant and by a duly authorized representative of the Company.

10.10. Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one such counterpart. A signature sent by telecopy or facsimile transmission shall be as valid and binding upon a Party as an original signature of such Party.

10.11. Governing Law. This contract and shall be construed under and be governed in all respects by the laws of the State of Delaware without regard to its conflict of laws principles.

* * * * *

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized officer, and by the Consultant, as of the date first above written.

NOVELOS THERAPEUTICS, INC.

By: /s/ Stephen Hill
Name: Stephen Hill
Title: Chairman of the Board of Directors

CONSULTANT:

/s/ Simon Pedder
Simon Pedder

Exhibit A

Non-Qualified Stock Option

Date of Grant: _____________, 2013

NON-QUALIFIED STOCK OPTIONS

Granted by

NOVELOS THERAPEUTICS, INC.

(together with its subsidiaries, the “Company”)

to

Simon Pedder

(the “Holder”)

For valuable consideration, the receipt of which is hereby acknowledged, and pursuant to that certain Consulting Agreement by and between the Holder and the Company (the “Consulting Agreement”), the Company hereby grants to the Holder the following options:

Section 1. Grant of Options. Subject to the terms and conditions hereinafter set forth, the Holder is hereby given the rights and options to purchase from the Company shares of the Company’s common stock, $.00001 par value per share (the “Common Stock”). Schedule I and Schedule II attached hereto and hereby incorporated herein set forth, with respect to these options, (i) their expiration dates (on which dates the options shall terminate in all respects, and all rights and options to purchase shares hereunder shall terminate), (ii) their exercise prices per share, (iii) the maximum number of shares that the Holder may purchase upon exercise thereof, and (iv) their vesting schedules. They also set forth applicable conditions that the Company incorporates herein. The right to purchase shares hereunder shall be cumulative.

Section 2. Exercise of Option. Each option hereunder may be exercised only to the extent such option has vested pursuant to the terms of Section 1. Purchase of any shares hereunder shall be made by delivery to the Company of a written notice of exercise specifying the number of shares with respect to which the option is to be exercised and the address to which the certificate representing such shares is to be mailed, accompanied by either (a) cash, certified or bank check or postal money order payable to the order of the Company for an amount equal to the option price of such shares, (b) if authorized by the Company’s Board of Directors (the “Board”), shares of Common Stock of the Company having a fair market value equal to or less than the option price of such shares accompanied by cash or a certified or bank check or postal money order in an amount equal to the difference, if any, between the option price of such shares and the fair market value of such shares, (c) if authorized by the Board, by reducing the number of shares of Common Stock otherwise issuable to the Holder upon exercise of the Option by a number of shares of Common Stock having a fair market value equal to aggregate option price , or (d) if authorized by the Board, any combination of the foregoing. For the purpose of the preceding sentence, the fair market value of the shares of Common Stock so delivered to the Company shall be determined in accordance with procedures adopted by the Board or, if appointed, a committee of the Board authorized to administer Company options (the “Committee”).

Section 3. Conditions and Limitations. The Holder agrees for a period of 90 days from the effective date of underwritten public offerings of Common Stock of the Company under the Securities Act of 1933, as amended (the “Securities Act”), upon request of the underwriters managing any underwritten offering of the Company’s securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any shares issued pursuant to the exercise of this option, without the prior written consent of the Company and such underwriters.

Section 4. Delivery of Shares. Within a reasonable time following the receipt by the Company of the written notice and payment of the option price for the shares to be purchased thereunder, the Company will deliver or cause to be delivered to the Holder (or if any other individual or individuals are exercising this option, to such individual or individuals) at the address specified pursuant to Section 2 hereof a certificate or certificates for the number of shares with respect to which the option is then being exercised, registered in the name of the Holder (or the name or names of the individual or individuals exercising the option, either alone or jointly with another person or persons with rights of survivorship, as the individual or individuals exercising the option shall prescribe in writing to the Company); provided, however, that such delivery shall be deemed effected for all purposes when a stock transfer agent shall have deposited such certificate or certificates in the United States mail, addressed to the Holder (or such individual or individuals) at the address so specified; and provided further that if any law, regulation or order of the Commission or other body having jurisdiction in the premises shall require the Company or the Holder (or the individual or individuals exercising this option) to take any action in connection with the sale of the shares then being purchased, then, subject to the other provisions of this paragraph, the date on which such sale shall be deemed to have occurred and the date for the delivery of the certificates for such shares shall be extended for the period necessary to take and complete such action, it being understood that the Company shall have no obligation to take and complete any such action.

Section 5. Adjustments Upon Changes in Capitalization. The existence of this option shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the Common Stock outstanding, without receiving compensation therefor in money, services or property, then the number, class, and per share price of shares of stock subject to this option shall be appropriately adjusted in such a manner as to entitle the Holder to receive upon exercise of this option, for the same aggregate cash consideration, the same total number and class of shares that the owner of an equal number of outstanding shares of Common Stock would own as a result of the event requiring the adjustment.

Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock then subject to this option.

Section 6. Effect of Certain Transactions. If the Company is a party to a merger or reorganization with one or more other corporations, whether or not the Company is the surviving or resulting corporation, or if the Company consolidates with or into one or more other corporations, or if the Company is liquidated or sells or otherwise disposes of substantially all its assets to another corporation (each hereinafter referred to as a “Transaction”), in any case while this option remains outstanding, the Board may take one or more of the following actions: (a) provide that after the effective date of such Transaction this option shall remain outstanding and shall be exercisable in shares of Common Stock or, if applicable, shares of such stock or other securities, cash or property as the holders of shares of Common Stock received pursuant to the terms of such Transaction; (b) may accelerate the time for exercise of this option, so that from and after a date prior to the effective date of such Transaction this option shall be exercisable in full; (c) may cancel unexercised options as of the effective date of such Transaction, provided that notice of such cancellation shall be given to the Holder and the Holder shall have the right to exercise this option during a specified period preceding the effective date of such transaction; (d) make or provide for a cash payment to the Holder equal to the difference between (i) the fair market value of the per share consideration (whether cash, securities or other property or any combination of the above) the holder of a share of Common Stock will receive upon consummation of the Transaction (the “Per Share Transaction Price”) times the number of shares of Common Stock subject to the vested portion of the Option (to the extent then exercisable at prices not equal to or in excess of the Per Share Transaction Price) and (ii) the aggregate exercise price of such shares, in exchange for the termination of the Option. To the extent that this Option is exercisable at a price equal to or in excess of the Per Share Transaction Price, the Board may provide that the Option shall terminate immediately upon the consummation of the Transaction without any payment being made to the Holder.

Section 7. Rights of Holder. No person shall, by virtue of the granting of this option to the Holder, be deemed to be a holder of any shares purchasable under this option or to be entitled to the rights or privileges of a holder of such shares unless and until this option has been exercised with respect to such shares and they have been issued pursuant to that exercise of this option.

The granting of this option shall not impose upon the Company any obligations to employ or to continue to employ the Holder or, if applicable, to continue the Holder as a director of the Company; and the right of the Company to terminate the employment of the Holder shall not be diminished or affected by reason of the fact that this option has been granted to the Holder.

Nothing herein contained shall impose any obligation upon the Holder to exercise this option.

At all times while any portion of this option is outstanding, the Company shall: (i) reserve and keep available, out of shares of its authorized and unissued stock or reacquired shares, a sufficient number of shares of its Common Stock to satisfy the requirements of this option; (ii) comply with the terms of this option promptly upon exercise of the option rights; and (iii) pay all fees or expenses necessarily incurred by the Company in connection with the issuance and delivery of shares pursuant to the exercise of this option.

Section 8. Tax Withholding. The Company’s obligation to deliver shares upon exercise of this Option shall be subject to the Holder’s satisfaction of any federal, state and local income and employment tax withholding requirements.

Section 9. Transfer and Termination. This option is not transferable by the Holder otherwise than by will or the laws of descent and distribution, unless approved by the Company in writing.

In the event the Holder ceases to provide consulting services to the Company, except in circumstances where the Holder continues to provide services as an employee of the Company, the Holder’s right to exercise any unexercised portion of either Option shall cease immediately and each Option shall terminate.

In the event that after entering into an employment agreement with the Company, the Holder’s employment is terminated for any reason by the Company other than for Cause or by the Holder for Good Reason, then each Option shall terminate upon the one year anniversary of the Holder’s termination of employment. Until such anniversary the Holder shall have the right to exercise that portion of either Option that was vested as of the date of the Holder’s termination of employment, provided, the Holder has delivered any Release contemplated by Holder’s employment agreement.

In the event the Holder's employment is terminated by the Company for Cause (as defined below), the Holder's right to exercise any unexercised portion of each Option shall cease immediately as of the date of termination, and each Option shall thereupon terminate. Notwithstanding anything herein to the contrary, if subsequent to the Holder's termination of employment, but prior to the exercise of either Option, the Board of Directors of the Company determines that, either prior or subsequent to the Holder's termination, the Holder engaged in conduct which would constitute Cause, then the Holder shall immediately cease to have any right to exercise either Option and each Option shall thereupon terminate.

In the event the Holder’s employment is terminated by Holder other than for Good Reason, the Holder shall have the right to exercise that portion of either Option that was vested at the date of termination of employment for a period of 90 days after such date of termination of employment and each Option shall thereupon terminate.

Section 10. Definitions for Purposes of this Option Agreement. For purposes of this agreement:

(a) The term “Cause” shall mean: (i) Holder’s dishonesty relating to the Company or its assets (including, without limitation, theft or embezzlement of Company funds or assets); (ii) a material misstatement or misrepresentation by Holder to the Company with respect to his educational and professional background and experience; (iii) Holder’s commission of any action with the intent to injure the Company, its business or its assets; (iv) Holder is indicted for any felony, or for any misdemeanor which may interfere with the performance of his duties or responsibilities to the Company; (v) Holder violates any material directive, policy, standard or instruction of the Board with respect to the operation of the Company’s business; (vi) Holder fails to obey any direction of the Board which is not illegal; (vii) Holder’s willful noncompliance in any material respect with any laws or regulations, foreign or domestic, in the operation of the Company’s business; (viii) Holder’s material breach of any of his obligations pursuant to any written agreement with the Company or any fiduciary duty arising under law; (ix) Holder’s gross negligence or willful misconduct with respect to the business affairs of the Company or with respect to performing his duties or responsibilities under any written agreement with the Company (other than on account of a medically determinable disability which renders the Holder incapable of performing such services); or (x) Holder’s unlawful use of alcohol or controlled substances or other drugs.

(b) The term “Good Reason” shall mean: (i) the failure of the board of directors to elect the Holder to the offices of President and Chief Executive Officer, or to continue the Holder in such offices; (ii) the failure by the stockholders of the Company to continue to elect the Holder to the board of directors; (iii) the failure by the Company to pay compensation as provided for in Holder’s employment agreement, except for across the board cuts applicable to all officers of the Company on an equal percentage basis; provided that such reduction is approved by the board of directors; (iv) any reduction of Holder’s base salary or material reduction in other benefits or any material change by the Company to the Holder’s function, duties, authority, or responsibilities, which change would cause the Holder’s position with the Company to become one of lesser responsibility, importance, or scope from the position and attributes thereof in effect; and (v) a material breach by the Company of any of the other provisions of Holder’s employment agreement.

(c) The term “Change of Control” shall mean: (i) the sale of all or substantially all of the assets or issued and outstanding capital stock of the Company; (ii) merger or consolidation involving the Company in which stockholders of the Company immediately before such merger or consolidation do not own immediately after such merger or consolidation capital stock or other equity interests of the surviving corporation or entity representing more than fifty percent (50%) in voting power of capital stock or other equity interests of such surviving corporation or entity outstanding immediately after such merger or consolidation; or (iii) a change, without the approval of the board of directors, in the composition of the board of directors such that directors who were serving as of the date of the Holder’s employment began cease to constitute a majority of the board of directors.

Section 11. Notice. Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to the Company and delivered to the office of the Company, One Gateway Center, Suite 504, Newton, MA 02458, attention of the Chairman of the Board of Directors, or such other address as the Company may hereafter designate.

Any notice to be given to the Holder hereunder shall be deemed sufficient if addressed to and delivered in person to the Holder at his address furnished to the Company or when deposited in the mail, postage prepaid, addressed to the Holder at such address.

Section 12. Governing Law. This option shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 13. Date of Grant. This option shall be effective on the Date of Grant set forth on page 1 hereof.

IN WITNESS WHEREOF, the parties have executed this option, or caused this option to be executed, as of the Date of Grant.

Novelos Therapeutics, Inc.

By:

Acknowledged and accepted:

Holder

SCHEDULE I - 5% Option

NOVELOS THERAPEUTICS, INC.

Non-Qualified Stock Option

1.	Name of Holder:	Simon Pedder

2.	Date of Grant:	_____________, 2013

3.	Maximum Number of shares for
	which this Option is exercisable:	3,360,000

4.	Exercise (purchase) price per share:	$______ (the closing market price on the Date of Grant).

5.	Expiration Date of Option:	_____________, 2023 (unless terminated earlier pursuant to Section 9 of the Option).

6.	Vesting Schedule:

This Option shall become exercisable in four equal annual installments of 840,000 shares per year beginning on the first anniversary of the Date of Grant, provided that the Holder is engaged or employed by the Company on each such anniversary. All vesting shall cease upon the date of termination of the Holder’s engagement or employment with the Company for any reason, provided, however, that in the event that after his entering into an employment agreement with the Company, the Holder’s employment is terminated either (i) by the Company for any reason other than for Cause (as defined in the Option) or (ii) by the Holder for Good Reason (as defined in the Option), any installment of this Option that would have vested during the one year period following such termination if the Holder had remained employed shall vest upon the date of the termination of the Holder’s employment. This Option shall terminate immediately upon termination of the Holder’s employment by the Company for Cause.

In the event that within twelve (12) months of a Change in Control (as defined in the Option), either (i) the Company terminates the Holder’s employment other than for Cause or (ii) the Holder terminates his own employment for Good Reason then (A) if the Option remained outstanding following such Change in Control, one hundred percent of the unvested portion of the Option shall vest immediately; or (B) to the extent that any unvested portion of the Option was terminated at the time of the Change in Control without any payment to the Holder, a cash payment shall be made to the Holder, upon the date of such termination, equal to the difference between (x) the Per Share Transaction Price times the number of shares of Common Stock subject to such unvested Portion of the Option and (y) the aggregate exercise price of such unvested shares.

7.	All shares purchased upon exercise of this Option are subject to the lockup agreement set forth in Section 3 of the Option, and to the other terms of the Option.

Acknowledged and accepted:

Holder

SCHEDULE II - Anti-Dilution Option

NOVELOS THERAPEUTICS, INC.

Non-Qualified Stock Option

1.	Name of Holder:	Simon Pedder

2.	Date of Grant:	_____________, 2013

3.	Maximum Number of shares for
	which this Option is exercisable:	1,925,573

4.	Exercise (purchase) price per share:	The greater of $0.75 and ($______) the closing market price on the Date of Grant.

5.	Expiration Date of Option:	_____________, 20__ (unless terminated earlier pursuant to Section 9 of the Option).

6.	Vesting Schedule:

(a) This Option shall become exercisable upon the issuance of shares of Common Stock following the exercise of warrants to purchase Common Stock, issued by the Company prior to March 1, 2013 and representing an aggregate of 36,585,895 shares of Common Stock (each, a “Warrant”); provided that the Holder is employed by the Company at the time of such issuance. One share shall become exercisable for each 19 shares issued upon exercise of a Warrant.

(b) In the event that Common Stock is issued upon the exercise of any Warrant during the period in which the Holder is providing services to the Company pursuant to the Consulting Agreement between the Holder and the Company dated October 4, 2013, and prior to the date on which the Holder becomes an employee of the Company, the Option shall vest as described in subsection (a) above as if the Holder were an employee of the Company at the time of such issuance, but the Holder shall not be entitled to exercise such vested portion of the Option unless and until the Holder becomes an employee of the Company. Such vested portion of the Option shall become exercisable as of the date on which the Holder’s employment with the Company commences.

(c) All vesting shall cease upon the date of termination of the Holder’s employment for any reason.

7.	All shares purchased upon exercise of this Option are subject to the lockup agreement set forth in Section 3 of the Option, and to the other terms of the Option.

Acknowledged and accepted:

Holder

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